UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 27, 2013

AV Homes, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-07395	23-1739078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8601 N. Scottsdale Rd. Suite 225 Scottsdale, Arizona		85253
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Current Report on Form 8-K of AV Homes, Inc. (the “Company”), filed with the Securities and Exchange Commission on September 27, 2013 (the “Original Form 8-K”), Tina M. Johnston stepped down as Principal Financial Officer and Principal Accounting Officer of the Company effective October 14, 2013 in connection with the appointment of Michael S. Burnett as Executive Vice President and Chief Financial Officer. Ms. Johnston remained employed with the Company through November 30, 2013 to facilitate an orderly transition. In connection with the termination of her employment, on November 27, 2013, the Compensation Committee of the Board of Directors approved a separation arrangement with Ms. Johnston providing for the following:

•
Payment to Ms. Johnston of a cash payment equal to $243,000, representing six months of Ms. Johnston’s base salary and a portion of her cash incentive award for goals attained in 2013, which amounts will be paid to Ms. Johnston upon her signing and not rescinding an Employment Release Agreement setting forth the terms of her separation from employment; and

•	Lapse of restrictions on 6,641 shares of restricted stock upon her separation from employment.

Under the terms of the separation agreement, Ms. Johnston agreed to certain covenants regarding, among other things, non-solicitation of the Company’s employees for a period of one year from her date of separation and maintaining the confidentiality of Company information. Ms. Johnston also agreed to release any claims she may have against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AV Homes, Inc.

Date: December 4, 2013	By:	/s/ Roger A. Cregg
	Name:	Roger A. Cregg
	Title:	Director, President, and Chief Executive Officer (Principal Executive Officer)